Exhibit 99.1

Tenaya Therapeutics Appoints Eric Hyllengren as
Chief Financial Officer

Experienced Industry Leader Brings Two Decades of Finance, Strategic
and Operational Expertise

SOUTH SAN FRANCISCO, Calif., June 29, 2026 – Tenaya Therapeutics, Inc. (NASDAQ: TNYA), a clinical-stage biotechnology company with a mission to discover, develop and deliver potentially curative therapies that address the underlying causes of heart disease, today announced the appointment of Eric Hyllengren as Chief Financial Officer, effective July 13, 2026. In this role, he will oversee financial strategy, capital allocation, investor relations and corporate development.

“We are excited to welcome Eric to our leadership team as he is a highly accomplished finance executive with a proven track record of guiding organizations through a variety of strategic clinical and corporate developments, including a background in the cell and gene therapy space,” said Faraz Ali, Chief Executive Officer of Tenaya. “As Tenaya advances its genetic medicines for heart disease toward pivotal clinical trials and seeks to develop its next horizon of cardiovascular disease medicines, we expect Eric’s deep expertise in finance, business development, and operations will be invaluable in creating long-term value for patients and shareholders.”

“I am thrilled to join Tenaya at such a vital time in its evolution,” said Mr. Hyllengren. “With two programs demonstrating promising safety and efficacy clinical data, a third candidate with broad potential utility poised to advance, and deep cardiovascular target discovery expertise, Tenaya is well positioned to capitalize on the opportunity to transform the treatment of heart conditions. I look forward to partnering closely with the leadership team to execute on Tenaya’s strategic priorities, optimize capital allocation, and support the advancement of its promising therapies.”

Mr. Hyllengren brings more than two decades of experience in biotechnology finance, capital markets, and corporate strategy. He most recently served as Chief Financial Officer and Executive Vice President of Zura Bio, where he helped strengthen the company’s financial position to support its clinical development programs. Prior to Zura Bio, he served as Chief Financial Officer and Chief Operating Officer at Atara Biotherapeutics, where he executed more than $500 million in public financings and guided the company through significant organizational transformation. Earlier in his career, Mr. Hyllengren held roles of increasing responsibility across finance, investor relations and business development over the course of fifteen years at Amgen.

Mr. Hyllengren holds a Master of Business Administration from the Kellogg School of Management at Northwestern University and a Bachelor of Business Administration from the University of Notre Dame.

Tenaya also announced the retirement of Hiro Higa, Senior Vice President, Finance at Tenaya Therapeutics in the third quarter of 2026. Mr. Higa’s retirement is unrelated to Mr. Hyllenger’s hire; he will remain with Tenaya and continue to serve as a consultant to facilitate a smooth transition of the finance and accounting function.

Reflecting on Mr. Hiro’s departure, Mr. Ali said, “During his six-year tenure at Tenaya, Hiro contributed significantly to the establishment of its financial infrastructure, directed all financial planning activities and played a key role in guiding Tenaya through its initial public offering. We are deeply grateful for his many contributions and wish him all the best in his retirement.”

About Tenaya Therapeutics

Tenaya Therapeutics is a clinical-stage biotechnology company committed to a bold mission: to discover, develop and deliver potentially curative therapies that address the underlying drivers of heart disease. Tenaya’s pipeline includes clinical-stage candidates TN-201, a gene therapy for MYBPC3-associated hypertrophic cardiomyopathy (HCM); TN-401, a gene therapy for PKP2-associated arrhythmogenic right ventricular cardiomyopathy (ARVC); and TN-301, a highly specific small molecule HDAC6 inhibitor with broad potential clinical utility in cardiac, metabolic and muscular conditions, including heart failure with preserved ejection fraction (HFpEF) and Duchenne muscular dystrophy (DMD). Tenaya has employed a suite of integrated internal capabilities including modality agnostic target discovery and validation, to generate a portfolio of novel medicines based on genetic insights, aimed at the treatment of both rare genetic disorders and more prevalent heart conditions. For more information, visit www.tenayatherapeutics.com.

Tenaya Contacts

Michelle Corral VP, Corporate Communications and Investor Relations IR@tenayathera.com

Investors
Anne-Marie Fields Precision AQ annemarie.fields@precisionaq.com
Media Wendy Ryan Ten Bridge Communications wendy@tenbridgecommunications.com